Exhibit 99.1

PTI GROUP INC.

PTI Group and Dene Tha' First Nation form Exclusive Alliance

EDMONTON, Oct 8 /CNW/ - PTI Group, a North American leader in the provision of modular workforce accommodations and catering services announced today the signing of an Exclusive Business Relationship and Alliance Agreement with the Dene Tha' First Nation.

The Dene Tha' First Nation, located in north-western Alberta, holds inherent Aboriginal title, rights and interests within their vast traditional territory that includes the communities of Bushe River, Meander River, and Chateh.  This Nation has a vested interest in the growth of industry activity in the area and particularly in the Horn River Basin, an area that is being developed for shale gas - an unconventional form of natural gas. The basin covers an area of approximately 1.28 million heavily forested hectares stretching from Fort Nelson in north eastern British Columbia to the southern border of the Northwest Territories.

Industry operating in the region understands the importance of supporting the local communities, often contracting support services to companies that will provide tangible economic and social returns to the region. PTI will work directly with the Dene Tha's economic development corporation, the Ndeh Limited Partnership, to provide workforce accommodations and catering services to oil and gas companies working in the Horn River Basin.

PTI and Ndeh will also collaborate on developing training and employment opportunities for those interested in food services and hospitality positions.

"The relationship between PTI and the Dene Tha' First Nation, through its Ndeh Limited Partnership, is a positive evolution in the methodology of economic engagement with First Nations. It is based on sound business practices, and seeking mutually beneficial outcomes through active participation of the partners," said Pat Cabezas, CEO of Ndeh Limited Partnership.

PTI Group has built a strong reputation as an industry leader providing quality of life for those working in remote areas.  Having formed several successful joint ventures and alliances with Aboriginal communities across Canada, PTI takes a principled approach to ensuring the relationships meet the needs of all involved.

"PTI is very pleased with our new Agreement with the Dene Tha' First Nation," says Sandy Sanderson, Director of Aboriginal Relations for PTI.  "We believe we have aligned with a partner that shares our commitment to building a successful relationship and who is like-minded in their determination to bring long lasting benefits to the Nation."

With over 30 years of industry experience, PTI Group is one of North America's largest fully integrated suppliers of remote site services providing temporary and permanent workforce accommodations, food services, facility management, and other value-add services to resource industries worldwide.

For further information:
Ken MacLean Director, Marketing & Communications PTI Group Inc. Tel: 1.780.463.8872 Toll Free: 1.800.314.2695 Email: kmaclean@ptigroup.com Website: www.ptigroup.com	Pat Cabezas Chief Executive Officer Ndeh Limited Partnership Tel: (780) 926-2786 Email: pat.cabezas@denetha.ca